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BRIGHTPOINT ANNOUNCES THREE-FOR-TWO SPLIT OF ITS COMMON STOCK



PLAINFIELD, Ind., December 5, 2005 -- Brightpoint, Inc. (NASDAQ:CELL) announced today that its Board of Directors has approved a three-for-two split of its outstanding common stock.

The split is payable on December 30, 2005 to holders of record on December 16, 2005. The stock split will be accomplished through a 50% stock dividend, providing shareholders with one additional share of common stock for every two shares they hold. A shareholder who would otherwise be entitled to receive a fractional share of common stock will receive, in lieu thereof, cash in a proportional amount equal to the closing price of the common stock on the NASDAQ National Market System on the record date. After the stock split, Brightpoint, Inc.'s issued and outstanding common stock will increase from approximately 27 million shares to approximately 41 million shares.

Brightpoint is one of the world's largest distributors of mobile phones. Brightpoint supports the global wireless telecommunications and data industry, providing quickly deployed, flexible and cost effective solutions. Brightpoint's innovative services include distribution, channel management, fulfillment, eBusiness solutions and other outsourced services that integrate seamlessly with its customers. Additional information about Brightpoint can be found on its website at www.brightpoint.com or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).

Certain information in this press release may contain forward-looking statements regarding future events or the future performance of Brightpoint. These statements are only predictions and actual events or results may differ materially. Please refer to the documents the Company files, from time to time, with the Securities and Exchange Commission; including, the Company's most recent Form 10-K/A, as amended, and Form 10-Q and the cautionary statements contained in Exhibit 99.1 thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made. Brightpoint undertakes no obligation to update any forward-looking statements contained in this press release.

SOURCE: Brightpoint, Inc.

Brightpoint, Inc., Plainfield
Robert J. Laikin, 317-707-2355